UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 15, 2016
AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Iowa	001-31911	42-1447959
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6000 Westown Parkway, West Des Moines, Iowa	50266
(Address of Principal Executive Offices)	(Zip Code)
(515) 221-0002
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On June 15, 2016, the Board of Directors (the “Board”) of American Equity Investment Life Holding Company (the “Company”) increased the size of the Board from twelve (12) to thirteen (13) directors and elected William R. Kunkel to serve as a Class II director to fill the vacancy created by the increase in the number of directors. The initial term for Mr. Kunkel will expire on the date of the Company’s next Annual Meeting of Shareholders. On that date, Mr. Kunkel is expected to stand for election to the Board by the Company’s shareholders for a term expiring in 2020. Mr. Kunkel has been appointed to serve as Chairman of the Risk Committee of the Board.
Mr. Kunkel retired as the Company's Executive Vice President--Legal and General Counsel on April 1, 2016 after serving in that position since 2012. Prior to joining the Company, Mr. Kunkel was a partner at Skadden, Arps, Slate, Meagher & Flom LLP for over 25 years, where he focused his practice on mergers and acquisitions, corporate finance and other corporate governance and securities matters.
Mr. Kunkel will receive compensation made available to non-employee directors of the Company, which is materially similar to the compensation outlined in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 18, 2016.
There were no arrangements or understandings between Mr. Kunkel and any other person pursuant to which he was elected to serve as a director. Until April 1, 2016, Mr. Kunkel was employed by the Company as an executive officer. There are and have been no transactions, either since the beginning of the Company’s last fiscal year or currently proposed, regarding Mr. Kunkel required to be disclosed under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 16, 2016	AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

	By:	/s/ John M. Matovina
	Name:	John M. Matovina
	Title:	Chief Executive Officer and President